Service Request# 20151002138

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

9083095
ERIK MATE
1519 CONNECTICUT AVE., NW #200
WASHINGTON, DC 20036

11-24-2015

ATTN: ERIK MATE

DESCRIPTION	AMOUNT
5884172 - FUNDRISE NATIONAL STABILIZED MULTIFAMILY, LLC 0102Y LLC	
Formation Fee	$70.00
Court Municipality Fee, Wilm.	$20.00
Expedite Fee, 24 Hour	$50.00
TOTAL CHARGES	$140.00
TOTAL PAYMENTS	$140.00
BALANCE	$0.00

STATE *of* DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE *of* FORMATION

First: The name of the limited liability company is Fundrise National Stabilized Multifamily, LLC

Second: The address of its registered office in the State of Delaware is 300 Delaware Avenue Ste 210-A in the City of Wilmington. Zip code 19801. The name of its Registered agent at such address is United States Corporation Agents, Inc.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: "The latest date on which the limited liability company is to dissolve is ______.")

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 19th day of November, 2015.

By: ______________
Authorized Person (s)

Name: Benjamin Miller

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:30 PM 11/19/2015
FILED 05:30 PM 11/19/2015
SR 20151002138 - File Number 5884172